Exhibit 99.1

Praxair Announces Price Increases Effective July 15, 2016

DANBURY, Conn.--(BUSINESS WIRE)--July 1, 2016--Praxair, Inc. (NYSE:PX) is notifying bulk industrial gas and medical gas customers in the United States and its territories of price increases of up to 15% for nitrogen, oxygen, argon, hydrogen, helium and carbon dioxide effective July 15, 2016, or as contracts permit.

These adjustments support continued investments in capacity, reliability and efficiency of Praxair’s operations and enhancements to the company’s production and distribution capabilities. Price adjustments will vary as permitted by individual supply contracts.

About Praxair

Praxair, Inc., a Fortune 300 company with 2015 sales of $11 billion, is a leading industrial gas company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com

CONTACT:
Praxair, Inc.
Media:
Jason Stewart, (203) 837-2448
or
Investor Relations:
Kelcey Hoyt, (203) 837-2118